Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION

CONTACT:	Investor Relations 404-715-2170 Corporate Communications 404-715-2554, media@delta.com news archive at news.delta.com

Delta Air Lines Announces First Quarter Results

ATLANTA, April 26, 2011 – Delta Air Lines (NYSE:DAL) today reported financial results for the March 2011 quarter.  Key points include:

•	Delta’s net loss for the March 2011 quarter was $318 million, or $0.38 per diluted share, which includes $2 million of special items.
•	Driven by the $610 million impact of 30% higher fuel prices, Delta’s net loss was $128 million worse than the March 2010 quarter, excluding special items1.
•	Delta generated $452 million in free cash flow for the quarter and its adjusted net debt at quarter end was $14.5 billion.
•	Delta ended the March 2011 quarter with $5.5 billion in unrestricted liquidity, which includes $1.6 billion in undrawn revolving credit lines.

Response to Rising Fuel Prices
During the March quarter, Delta detailed its plan to adjust its business in response to rising fuel prices.  As part of that plan, the Company:
•	Actively implemented domestic fare increases and international fare surcharges as a means of passing through fuel costs to its customers;
•
Reduced its capacity plans for the second half of 2011, which resulted in a four point reduction in planned capacity.  The company is targeting reductions in markets where revenue improvements have not kept pace with rising fuel costs.  Delta now expects system capacity for the post-Labor Day period to be down approximately 3% compared to the prior year period;

•	Announced the retirement of 130 of Delta’s least efficient aircraft over the next 18 months, including the DC9-50 and Saab turbo-prop fleets, and 60 50-seat regional jets;
•
Repositioned its fuel hedge portfolio in response to the dislocation in price of West Texas Intermediate crude oil (“WTI”) to jet fuel and changed the majority of Delta’s WTI positions to Brent crude oil or heating oil; and

•	Reduced planned capital expenditures by $300 million to $1.2 billion for 2011.

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“Fuel is the biggest challenge facing this industry and Delta is actively reducing capacity, implementing fare actions, hedging our fuel needs and attacking our cost structure in order to offset fuel’s impact on our earnings,” said Richard Anderson, Delta’s chief executive officer.  “These actions would not be possible without the dedication and determination of Delta people worldwide, who are working every day to build the best airline in the world for our shareholders, our employees and our customers.”

Revenue Environment
Total operating revenue for the March 2011 quarter was $7.7 billion, an increase of $899 million, or 13%, compared to the same period last year.  Passenger revenues were negatively impacted by $90 million and $35 million by severe winter weather and events in Japan, respectively.

•
Passenger revenue increased 13%, or $769 million, compared to the prior year period driven by a 12% increase in yield on 1% higher traffic.  Passenger unit revenue (PRASM) increased 7% on 5% higher capacity.

•	Cargo revenue increased 42%, or $74 million, due to higher volume and yield.
•	Other, net revenue increased 6%, or $56 million, primarily due to higher SkyMiles revenue and revenues from ancillary products and services.

Comparisons of revenue-related statistics are as follows:

		Increase (Decrease)
		1Q11 versus 1Q10
		Change	Unit
Passenger Revenue	1Q11 ($M)	YOY	Revenue	Yield	Capacity
Domestic	$ 2,901	11%	9%	10%	2%
Atlantic	998	15%	(1%)	8%	16%
Pacific	754	32%	11%	19%	19%
Latin America	481	10%	16%	19%	(6%)
Total mainline	5,134	14%	7%	12%	7%
Regional	1,441	9%	11%	15%	(1%)
Consolidated	$ 6,575	13%	7%	12%	5%

“Based on the strength we are seeing in the revenue environment, we currently expect double-digit unit revenue growth for the June quarter,” said Ed Bastian, Delta’s president.  “We believe our aggressive fare actions, combined with a four point capacity reduction for the back half of the year, will allow us to recover the higher costs of fuel in our ticket prices.”

Cost Performance
In the March 2011 quarter, operating expense increased $1.1 billion year over year due to higher fuel expense, maintenance volumes, employee wage increases, and capacity- and revenue-related expenses.  Consolidated unit cost (CASM) excluding fuel and special items2, increased 2.8% in the March 2011 quarter on a year-over-year basis, with 1.4 points of that increase attributable to the impact of severe winter weather and events in Japan during the quarter.

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Non-operating expense excluding special items decreased $27 million due to benefits from Delta’s debt reduction initiatives.  Income tax benefit for the March 2011 quarter includes $71 million of alternative minimum tax (AMT) credits.

On a GAAP basis, which includes special items, consolidated CASM increased 10% and non-operating expense decreased $17 million for the March 2011 quarter versus the prior year period.

Fuel Price and Related Hedges
Delta hedged 41% of its fuel consumption for the March 2011 quarter for an average fuel price3 of $2.89 per gallon.  The table below represents 2011 fuel hedges in place as of April 21, 2011:

	2Q11	3Q11	4Q11
WTI – Crude
Collars	9%	8%	0%
Swaps	1%	4%	1%
Heating Oil
Collars	25%	20%	16%
Brent – Crude
Collars	14%	8%	3%
Total	49%	40%	20%

Projected fuel price	$ 3.26	$ 3.24	$3.30

Liquidity Position
As of March 31, 2011, Delta had $5.5 billion in unrestricted liquidity, including $1.6 billion in undrawn revolving credit facilities.  During the March 2011 quarter, operating cash flow was $788 million, driven by strong advance ticket sales, and free cash flow was $452 million.

Capital expenditures during the quarter were $340 million, which included $274 million for investments in aircraft, parts and modifications, as the company continued the previously announced investment in its fleet, including winglets, flat-bed seats and enhanced in-seat entertainment.

Debt payments in the March 2011 quarter were $460 million.  To date in 2011, Delta completed enhanced equipment trust certificate (EETC) offerings totaling over $500 million, including:
•
In February, Delta completed the $100 million 2010-1B EETC and the $135 million 2010-2B EETC.  As part of these transactions, Delta received $192 million in net proceeds during the quarter.  The remaining $43 million will be held in escrow until additional aircraft are refinanced later in 2011.

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•	In April 2011, Delta completed the $293 million 2011-1A EETC. These proceeds will be held in escrow until the maturity of Delta’s 2001-1 EETC later in 2011.

In April 2011, Delta refinanced its $2.5 billion corporate credit facility entered into by Delta in 2007.  As part of the new facility, Delta obtained a new $1.225 billion revolving credit facility, which increased the company’s total revolving credit facilities by $200 million.  The refinancing also included a $1.375 billion term loan.  As a result of this transaction, Delta’s 2012 debt maturities have been reduced to $1.9 billion.

At March 31, 2011, Delta’s adjusted net debt was $14.5 billion, a $500 million reduction from Dec. 31, 2010.

“Delta’s cost performance this quarter reflects not only the effects from higher maintenance volumes and employee wage increases, but also the impact of severe weather.  We are redoubling our efforts across the company to improve our cost performance with productivity from capital investments, accelerated aircraft retirements and fixed cost reductions from the business,” said Hank Halter, Delta’s chief financial officer.  “Despite the significant pressures from fuel prices, we continue to make progress on our debt reduction goals and have now achieved $2.5 billion of our $7 billion planned reduction.”

Company Highlights
Delta has a strong commitment to employees, customers and the communities it serves.  Key accomplishments in 2011 to date include:
•	Being named by FORTUNE magazine as the most admired airline worldwide;
•	Pledging, in partnership with employees and customers, $1 million in cash and in-kind support to disaster relief efforts in Japan through the Japanese Red Cross Society and SkyWish Asia;
•	Kicking off the 70th anniversary as Atlanta's Hometown Airline, including the christening of a Delta Boeing 777 as the "Spirit of Atlanta";
•	Announcing a new international premium economy product offering – "Economy Comfort" – which will provide an improved customer experience while unlocking new revenue streams;
•	Eliminating the SkyMiles mileage expiration, creating a new industry-leading benefit for SkyMiles program members and making Delta the only major U.S. carrier without mileage expiration;
•
Extending Delta’s reach through alliance and codeshare partnerships, including the beginning of codeshare service with GOL, one of Brazil's largest airlines, and welcoming the decision by Middle East Airlines – Air Liban (MEA) and Saudi Arabian Airlines to join the SkyTeam global airline alliance in 2012; and

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•	Becoming the official airline of Los Angeles' STAPLES Center, L.A. Kings, the GRAMMY® Awards and the GRAMMY® Museum.

Special Items
Delta recorded special items totaling a $2 million gain in the March 2011 quarter, including:
•	$29 million in mark-to-market gains for fuel hedges settling in future periods;
•	A $7 million charge associated with the announced retirement of Delta’s DC9-50 fleet; and
•	A $20 million loss on extinguishment of debt.

Delta recorded special items totaling a $64 million charge in the March 2010 quarter, including:
•	$46 million in merger-related expenses;
•	A $10 million charge related to the Venezuela currency devaluation; and
•	$8 million in severance charges.

June 2011 Quarter Guidance
Following are Delta’s projections for the June 2011 quarter.
2Q 2011 Forecast

Operating margin	7 – 9%
Fuel price, including taxes and hedges	$ 3.26
Capital expenditures	$ 300 million
Total liquidity at end of period	$ 5.8 billion

2Q 2011 Forecast (compared to 2Q 2010)

Consolidated unit costs – excluding fuel expense and profit sharing	Up 2 – 4%

System capacity4	Up 2 – 4%
Domestic	Flat – Down 2%
International	Up 7 – 9%

Mainline capacity	Up 2 – 4%
Domestic	Flat – Down 2%
International	Up 7 – 9%

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Other Matters
Included with this press release are Delta’s unaudited Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010; a statistical summary for those periods; selected balance sheet data as of March 31, 2011 and Dec. 31, 2010; and a reconciliation of certain non-GAAP financial measures.

About Delta
Delta Air Lines serves more than 160 million customers each year. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 347 destinations in 64 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, the world’s largest airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $2 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

Endnotes
1 Note A to the attached Consolidated Statements of Operations provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.
2 Delta excludes from consolidated unit cost ancillary businesses which are not related to the generation of a seat mile, including aircraft maintenance and staffing services which Delta provides to third parties and Delta’s vacation wholesale operations (MLT). Management believes this classification provides a more consistent and comparable reflection of Delta’s consolidated operations.
3 Delta’s March 2011 quarter average fuel price of $2.89 per gallon reflects the consolidated cost per gallon for mainline and regional operations, including contract carrier operations, excluding mark-to-market adjustments for fuel hedges settling in future periods.
4Capacity guidance excludes charter operations.

Forward-looking Statements
Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact of significant funding obligations with respect to defined benefit pension plans; the impact of posting collateral in connection with our fuel hedge contracts;  the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; the integration of the Delta and Northwest workforces; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of terrorist attacks; and competitive conditions in the airline industry.
Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of April 26, 2011, and which we have no current intention to update.

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DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended March 31,
(in millions, except per share data)	2011	2010	$ Change	% Change

Operating Revenue:
Passenger:
Mainline	$5,134	$4,486	$648	14%
Regional carriers	1,441	1,320	121	9%
Total passenger revenue	6,575	5,806	769	13%
Cargo	250	176	74	42%
Other, net	922	866	56	6%
Total operating revenue	7,747	6,848	899	13%

Operating Expense:
Aircraft fuel and related taxes	2,166	1,683	483	29%
Salaries and related costs	1,727	1,672	55	3%
Contract carrier arrangements(1)	1,300	917	383	42%
Aircraft maintenance materials and outside repairs	485	374	111	30%
Contracted services	425	392	33	8%
Depreciation and amortization	376	385	(9)	-2%
Passenger commissions and other selling expenses	369	364	5	1%
Landing fees and other rents	313	313	-	-%
Passenger service	164	138	26	19%
Aircraft rent	78	112	(34)	-30%
Restructuring and other items	7	54	(47)	-87%
Other	429	376	53	14%
Total operating expense	7,839	6,780	1,059	16%

Operating (Loss) Income	(92)	68	(160)	NM

Other (Expense) Income:
Interest expense, net	(221)	(246)	25	-10%
Amortization of debt discount, net	(47)	(60)	13	-22%
Loss on extinguishment of debt	(20)	-	(20)	NM
Miscellaneous, net	(9)	(8)	(1)	13%
Total other expense, net	(297)	(314)	17	-5%

Loss Before Income Taxes	(389)	(246)	(143)	58%

Income Tax Benefit (Provision)	71	(10)	81	NM

Net Loss	$(318)	$(256)	$(62)	24%

Basic and Diluted Loss per Share	$(0.38)	$(0.31)

Basic and Diluted Weighted Average Shares Outstanding	837	832

(1) Contract carrier arrangements expense includes $463 million and $258 million for the three months ended March 31, 2011 and 2010, respectively, for aircraft fuel and related taxes. The operations under contract carrier arrangements with Mesaba and Compass Airlines are included only for the three months ended March 31, 2011 because those companies were wholly-owned subsidiaries of Delta until Delta sold them on July 1, 2010.

DELTA AIR LINES, INC.
Selected Balance Sheet Data

	March 31,	Dec. 31,
(in millions)	2011	2010
	(Unaudited)
Cash and cash equivalents	$2,881	$2,892
Short-term investments	958	718
Total restricted cash, cash equivalents and short-term investments	436	447
Total assets	43,881	43,188
Total debt and capital leases, including current maturities	15,169	15,252
Total stockholders' equity	758	897

DELTA AIR LINES, INC.
Combined Statistical Summary
(Unaudited)

	Three Months Ended March 31,
	2011		2010		Change

Consolidated(1):
Revenue Passenger Miles (millions)	42,929		42,367		1%
Available Seat Miles (millions)	56,219		53,301		5%
Passenger Mile Yield	15.32	¢	13.70	¢	12%
Passenger Revenue per Available Seat Mile (PRASM)	11.69	¢	10.89	¢	7%
Operating Cost Per Available Seat Mile (CASM)	13.94	¢	12.72	¢	10%
CASM Excluding Fuel and Special Items(2) - See Note A	8.96	¢	8.72	¢	3%
Passenger Load Factor	76.4%		79.5%		(3.1)	pts
Fuel Gallons Consumed (millions)	919		871		6%
Average Price Per Fuel Gallon - See Note A	$2.89		$2.23		30%
Number of Aircraft in Fleet, End of Period	805		966		(161)	Aircraft
Full-Time Equivalent Employees, End of Period	81,563		81,096		1%

Mainline:
Revenue Passenger Miles (millions)	37,378		36,531		2%
Available Seat Miles (millions)	48,639		45,610		7%
Operating Cost Per Available Seat Mile (CASM)	12.76	¢	11.62	¢	10%
CASM Excluding Fuel and Special Items - See Note A	8.15	¢	7.85	¢	4%
Fuel Gallons Consumed (millions)	744		697		7%
Average Price Per Fuel Gallon - See Note A	$2.85		$2.22		28%
Number of Aircraft in Fleet, End of Period	722		737		(15)	Aircraft

1 Except for full-time equivalent employees and number of aircraft in fleet, data presented includes operations under Delta’s contract carrier arrangements.
2 Excludes $463 million and $258 million for the March 2011 and 2010 quarters, respectively, for fuel expense incurred under contract carrier arrangements.

Note A: The following tables show reconciliations of non-GAAP financial measures.  The reasons Delta uses these measures are described below.

•           We sometimes use information that is derived from our Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information is considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

•           Delta is unable to reconcile certain forward-looking projections to GAAP, including projected consolidated non-fuel cost per available seat mile (CASM), as the nature or amount of special items cannot be estimated at this time.

•           Delta excludes special items because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring operational performance.

•           Delta presents free cash flow because management believes this metric is helpful to investors to evaluate the company’s ability to generate cash.

•           Delta uses adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, resulting in adjusted net debt, to present the amount of additional assets needed to satisfy the debt.

•           Delta presents consolidated and Mainline CASM excluding fuel expense and related taxes because management believes the volatility in fuel prices impacts the comparability of year-over-year financial performance.

•           Delta presents consolidated and Mainline CASM excluding ancillary businesses not associated with the generation of a seat mile.  These businesses include aircraft maintenance and staffing services Delta provides to third parties and Delta’s vacation wholesale operations.

•           Delta excludes non-cash mark-to-market (MTM) adjustments related to fuel hedges settling in future periods in order to evaluate the company’s financial results related to operations in the period shown.

	Three Months Ended March 31,
(in millions)	2011	2010
Net loss	$(318)	$(256)
Items excluded:
Restructuring and other items	7	54
Loss on extinguishment of debt	20	-
MTM adjustments for fuel hedges settling in future periods	(29)	-
Venezuela currency devaluation	-	10
Net loss excluding special items	$(320)	$(192)

	Three Months Ended March 31,
(in millions)	2011	2010
Non-operating expense	$297	$314
Items excluded:
Loss on extinguishment of debt	(20)	-
Venezuela currency devaluation	-	(10)
Non-operating expense excluding special items	$277	$304

Three Months Ended
March 31, 2011
(in millions)
Net cash provided by operating activities (GAAP)	$788
Net cash used in investing activities (GAAP)	$(576)
Adjustment:
Purchase of short-term investments	240
Cash used in investing	(336)
Total free cash flow	$452

(in billions)	March 31, 2011		Dec. 31, 2010		Dec. 31, 2009
Debt and capital lease obligations	$15.2		$15.3		$17.2
Plus: unamortized discount, net from purchase accounting and fresh start reporting	0.6		0.6		1.1
Adjusted debt and capital lease obligations		$15.8		$15.9		$18.3
Plus: 7x last twelve months' aircraft rent		2.5		2.7		3.4
Adjusted total debt		18.3		18.6		21.7
Less: cash, cash equivalents and short-term investments		(3.8)		(3.6)		(4.7)
Adjusted net debt		$14.5		$15.0		$17.0

Three Months Ended March 31, 2011
Average price per fuel gallon including fuel expense incurred under contract carrier arrangements	$2.86
MTM adjustments for fuel hedges settling in future periods	0.03
Average price per fuel gallon excluding MTM adjustments for fuel hedges settling in future periods	$2.89

Three Months Ended March 31, 2011
Mainline average price per fuel gallon	$2.81
MTM adjustments for fuel hedges settling in future periods	0.04
Mainline average price per fuel gallon excluding MTM adjustments for fuel hedges settling in future periods	$2.85

	Three Months Ended March 31,
	2011	2010
CASM	13.94 ¢	12.72 ¢
Items excluded:
Aircraft fuel and related taxes	(4.72)	(3.64)
Ancillary businesses	(0.30)	(0.26)
MTM adjustments for fuel hedges settling in future periods	0.05	-
Restructuring and other items	(0.01)	(0.10)
CASM excluding fuel and special items	8.96 ¢	8.72 ¢

	Three Months Ended March 31,
(in millions, except per cent data)	2011	2010
Consolidated operating expense	$7,839	$6,780
Less regional carriers operating expense	(1,634)	(1,482)
Mainline operating expense	$6,205	$5,298
Mainline CASM	12.76 ¢	11.62 ¢
Items excluded:
Aircraft fuel and related taxes	(4.36)	(3.39)
Ancillary businesses	(0.30)	(0.28)
MTM adjustments for fuel hedges settling in future periods	0.06	-
Restructuring and other items	(0.01)	(0.10)
Mainline CASM excluding fuel and special items	8.15 ¢	7.85 ¢